Exhibit 4.81

[Translation of Chinese Original]

Second Supplementary Agreement to the Loan Agreement

This Second Supplementary Agreement to the Loan Agreement (“this Agreement”) is entered into in Beijing as of April 12, 2013 by and between:

(1)	Beijing Super TV Co., Ltd., with its registered address at 4-406 Jingmeng High-Tech Building B, No. 5-2 Shangdi East Road, Haidian District, Beijing (the “Lender”); and

(2)	Tianxing Wang, with his address at 5-401, Building No. 4, Quarter No. 2, No. 8 Yuhui North Road, Chaoyang District, Beijing (the “Borrower”).

The Lender and the Borrower are hereinafter referred to as a “Party” respectively and together as the “Parties”.

WHEREAS:

1. The Parties entered into the Loan Agreement (the “Original Agreement”) on July 11, 2011, and entered into the Supplementary Agreement to the Loan Agreement on January 16, 2012 together with Shizhou Shen, Lei Zhang and Wenjun Wang.

2. Pursuant to Section 1.1 of the Original Agreement, the Lender agreed to provide to the Borrower a loan in an amount of RMB46,855,328, while the actual amount of loan provided by the Lender to the Borrower was RMB38,590,728.

NOW, THEREFOR, through consultation, the Parties agree to amend the Original Agreement as follows:

1.	Section 1.1 of the Original Agreement

“The Lender agrees to provide to the Borrower a loan of RMB46,855,328 (of which RMB38,590,728 is to be used for subscribing the increase of registered capital of Beijing Novel-Super Digital TV Technology Co., Ltd. in 2011, and RMB8,264,600 is to be used by the Borrower to substitute Junming Wu, a former shareholder of Beijing Novel-Super Digital TV Technology Co., Ltd., for the loan therebetween.). The term of the loan is 10 years, and may be extended upon agreement by the Parties.”

shall be amended and replaced with the following:

“The Lender agrees to provide to the Borrower a loan of RMB38,590,728. The term of the loan is 10 years and shall be extended automatically for another 10 years upon its termination date, unless the Lender has provided a written notice for the termination of the loan one month prior to such termination date. The Lender may terminate this Agreement by written notice at any time during the term of the loan.”

2.	Other unmodified matters shall be based on the Original Agreement.

3.	This Agreement shall take effect on the date when the Parties sign or seal this Agreement. This Agreement is executed in four counterparts, which shall have the same force and effect.

[This page is intentionally left blank and is the signature page to this second supplemental agreement.]

The Lender: Beijing Super TV Co., Ltd.

(Seal)

Authorized Representative: /s/ Jianhua Zhu

The Borrower: Tianxing Wang

Signature: /s/ Tianxing Wang